AMENDED JUNIOR SUBORDINATED PROMISSORY NOTE

Date of Issue:  May 1, 2008

Date of Amendment:  August 12, 2008

Principal Amount:  RMB 24,000,000.

China Aoxing Pharmaceutical Company, Inc. (the “Company”) promises to pay to Zhenjiang Yue (the “Payee”) the principal amount of Twenty Four Million RMB (RMB 24,000,000).  The obligation will bear interest at a rate of five percent (5%) per annum from the Date of Issue (specified above) until the obligation is fully satisfied.  The principal and accrued interest on this obligation shall be due and payable on December 31, 2011.

This Note is being executed and delivered pursuant to the Agreement between the Company and the Payee dated September 4, 2007, and is given in consideration of the transfer by Payee to the Company of a 35% interest in the registered capital of Hebei Aoxing Pharmaceutical Group Co., Ltd.

All payments of principal and interest on this Note shall be made in such currency of China Renminbi (RMB) as at the time of payment shall be legal tender for payment of public and private debts.  Payments of principal and interest are to be made by wire transfer to the account designated in writing by the Payee and provided to the Company not less than three business day prior to the date payment is due or at such other place as the Payee shall have notified the Company in writing at least one business day before such payment is due.

Prepayment.  The Company may prepay all or part of its obligation hereunder without penalty.

Subordination.  To induce future lenders to extend credit to the Company, the Payee will subordinate all of the Company’s obligations to the Payee under this Note to all of the Company’s obligations under any debt instrument that it hereafter issues for fair value to any bank, institutional lender, or investor in an offering underwritten or placed by an investment banking institution (“Institutional Debt Instrument”).  Upon notice that the Company intends to issue an Institutional Debt Instrument, the Payee will provide to the proposed lender a subordination agreement in a form satisfactory to the lender in which the Payee will agree not to receive payments hereunder at any time when the Institutional Debt Instrument is in default or when payment hereunder would cause the Institutional Debt Instrument to be in default.

Presentment etc.  The Company hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, and any other formality.

Transferability.  Neither the Payee nor the Company may assign or otherwise transfer its rights or obligations under this Note without the prior, written consent of the other party hereto.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Note as of the date first written above.

CHINA AOXING PHARMACEUTICAL COMPANY, INC.

By /s/ Hui Shao

Name:  Hui Shao

Title:    Vice President

By:

 /s/ Zhenjiang Yue
Name: Zhenjiang Yue
Title:   CEO

By:

 /s/ Richard W. Talley
Name: Richard W. Talley
Title:   Director

By:

 /s/ Joseph Levinson
Name: Joseph Levinson
Title:   Director

By:

 /s/ Jiaqi Wang
Name: Jiaqi Wang
Title:   Director

By:

 /s/ Hui Shao
Name: Hui Shao
Title:   Vice President & Director